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                                                                    EXHIBIT 23.1


           THE REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Diedrich Coffee, Inc.:

The audits referred to in our report dated September 7, 2001, included the related financial statement schedule as of June 27, 2001 and for the years ended June 27, 2001 and June 28, 2000, the twenty-two weeks ended June 30, 1999, and the year ended January 27, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-66744, 333-52190, 333-50412) of Diedrich Coffee, Inc. and subsidiaries, of our report dated September 7, 2001, relating to the consolidated balance sheets of Diedrich Coffee, Inc. and subsidiaries as of June 27, 2001 and June 28, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 27, 2001 and June 28, 2000, the twenty-two weeks ended June 30, 1999, and the year ended January 27, 1999, and the related schedule, which reports appear in the June 27, 2001 annual report on Form 10-K of Diedrich Coffee, Inc. and subsidiaries.



Orange County, California
September 25, 2001